EXHIBIT 3.2

STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP

SUBSIDIARY INTO PARENT
Section 253

CERTIFICATE OF OWNERSHIP
MERGING
VELCERA PHARMACEUTICALS, INC.
INTO
DENALI SCIENCES, INC.

(Pursuant to Section 253 of the General Corporation Law of Delaware)

Denali Sciences, Inc., a corporation incorporated on August 12, 2005 (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY that the Corporation owns 100% of the capital stock of Velcera Pharmaceuticals, Inc., a corporation incorporated on September 24, 2002 (“Velcera”), pursuant to the provisions of the General Corporation Law of the State of Delaware and that the Corporation, by a resolution of its board of directors duly adopted at a meeting held on the February 27, 2007, determined to merge Velcera into the Corporation, which resolution is set forth below:

WHEREAS, pursuant to the terms of a Merger Agreement dated January 30, 2007, Denali Acquisition Corp., formerly a Delaware corporation and wholly-owned subsidiary of the Corporation, has merged with and into Velcera Pharmaceuticals, Inc., a Delaware corporation (“Velcera”), with Velcera remaining as a wholly-owned subsidiary of the Corporation;

WHEREAS, the board of directors desires to cause Velcera to merge with and into the Corporation (the “Merger”), with the Corporation remaining as the surviving corporation to the Merger;

WHEREAS, following the Merger, the Corporation shall succeed to all of the estate, property, rights, privileges and franchises of Velcera and shall assume all of Velcera’s liabilities and obligations; and

WHEREAS, pursuant to the Merger, and as permitted by Section 253 of the Delaware General Corporation Law, the name of Corporation shall be changed to “Velcera, Inc.”.

NOW, THEREFORE, BE IT HEREBY RESOLVED, that Velcera merge with and into the Corporation, with the Corporation remaining as the surviving corporation to the Merger;

RESOLVED FURTHER, that following the Merger, the Corporation succeed to all of the estate, property, rights, privileges and franchises of Velcera and assume all of Velcera’s liabilities and obligations;

RESOLVED FURTHER, pursuant to the Merger, and as permitted by Section 253 of the Delaware General Corporation Law, the Corporation relinquishes its corporate name and assumes in its place the name “Velcera, Inc.”; and

RESOLVED FURTHER, that the Corporation’s officers are hereby authorized and directed to prepare or cause to be prepared all necessary documents, agreements, instruments and certificates to effectuate the Merger, including without limitation a Certificate of Ownership to be filed with Secretary of State of the State of Delaware; and to execute and deliver such documents, agreements, instruments and certificates, and to make such filings as they deem necessary or advisable to effectuate the Merger, including without limitation filing a Certificate of Ownership with the Secretary of State of the State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County.

IN WITNESS WHEREOF, said parent corporation has caused this certificate to be signed by an authorized officer on February 27, 2007

/s/ Dennis F. Steadman
Dennis F. Steadman, President and Chief Executive Officer